EXHIBIT 10.5

2021 OMNIBUS EQUITY INCENTIVE PLAN

AWARD AGREEMENT

RESTRICTED STOCK UNITS–PERFORMANCE-BASED VESTING (“PERFORMANCE UNITS”)

SUMMARY

Grant Date:

Number of Restricted Stock Units:

Performance Period:	January 1, 20 to December 31, 20

THIS AWARD AGREEMENT (the “Agreement”), is entered into and effective as of             , 20    , between Horizon Bancorp, Inc., an Indiana corporation (the “Company”), and                    , an eligible participant (the “Participant”) in the Horizon Bancorp, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in the Plan.

WHEREAS, the Company has adopted the Plan to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants, through the ownership of shares of Stock and through other incentives, with the interests of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company; and

WHEREAS, the Participant has been designated by the Committee as an individual to whom Restricted Stock Units should be granted as determined from the duties performed, the initiative and industry of the Participant, and/or his or her potential contribution to the future development, growth and prosperity of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1.    Award of Restricted Stock Units. The Company hereby awards to the Participant, effective as of the date the Committee granted the award (the “Grant Date”),                     (0,000) Restricted Stock Units, subject to the terms and conditions of this Agreement and the provisions of the Plan. All provisions of the Plan, including defined terms, are incorporated herein and expressly made a part of this Agreement by reference.

2.    Grant Date. The Grant Date of the award of Restricted Stock Units is             , 20    .

3.    Performance Period. The “Performance Period” related to this award of Restricted Stock Units is the three-year period beginning on January 1, 20     and ending on December 31, 20    .

4.    Performance Goals. The “Performance Goals” for the Performance Period are specified in Schedule A based on a comparison of the Company’s average performance over the Performance Period (i.e., the summation of performance for calendar years one, two and three divided by three) for (a) return on common equity (“ROCE”), (b) compounded annual growth rate of total assets (“CAGR”), and (c) return on average assets (“ROAA”), all relative to the average performance for publicly-traded banks with total assets between $3 billion and $7 billion on the SNL Bank Index (the “SNL Index”) for ROCE, CAGR and ROAA over the Performance Period. Only banks which have reported year-end results by March 1st will be considered for comparison purposes. In the event S&P Global Market Intelligence LLC (or any successor) ceases to publish the SNL Index, the Committee will engage an independent compensation consultant to assist the Committee in selecting a new bank index or bank peer group for purposes of determining if a Performance Goal has been met.

5.    Performance-Based Vesting Requirements. The Participant will earn the Restricted Stock Units and the Restricted Stock Units will vest for the Performance Period (a) to the extent the Performance Goals are satisfied in accordance with Schedule A, and (b) only if the Service-based vesting requirements in Section 6 below also have been satisfied, except as otherwise provided in the Plan. If the Performance Goals are satisfied, the percentage of the Restricted Stock Units that will be earned, vested and payable in accordance with this Agreement shall be determined through linear interpolation as set forth in Schedule B. If the Performance Goals are not satisfied, the Restricted Stock Units eligible to be earned and vested during the Performance Period will be forfeited effective as of the last day of the Performance Period.

6.    Service-Based Vesting Requirements. The Participant will satisfy the Service-based vesting requirements if the Participant does not incur a Termination of Service prior to the last day of the Performance Period.

7.    Change in Control. Notwithstanding any other provision of this Agreement to the contrary, the Restricted Stock Units shall become vested upon a Change in Control of the Company only to the extent and under the circumstances provided in the Plan.

8.    Termination of Service. Notwithstanding any other provision of this Agreement, unless otherwise determined by the Committee in its sole discretion, in the event of the Participant’s Termination of Service for any reason other than death, Disability or Retirement, all unvested Restricted Stock Units shall be forfeited effective as of the date of the Participant’s Termination of Service. In the event of the Participant’s Termination of Service by reason of death, Disability or Retirement, unvested Restricted Stock Units shall become vested only to the extent and under the circumstances provided in the Plan.

9.    Pass-Through of Amount Equal to Dividends. Unless otherwise determined by the Committee in its sole discretion, the Participant shall be entitled to receive an amount equal to the cash dividends that would have been paid to a registered holder if the Restricted Stock Units were actual issued shares of Stock.

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10.    Participant’s Representations. The Participant represents to the Company that:

(a)

The terms and arrangements relating to the grant of Restricted Stock Units and the offer thereof have been arrived at or made through direct communication with the Company or a person acting on its behalf and the Participant;

(b)

The Participant has access to the financial statements and other SEC filings, including a recent balance sheet and income statement, of the Company, and as an Employee, Consultant or Director of the Company or one of its Affiliates:

(i)	is thoroughly familiar with the Company’s business affairs and financial condition; and

(ii)

has been provided with or has access to such information (and has such knowledge and experience in financial and business matters that the Participant is capable of utilizing such information) as is necessary to evaluate the risks, and make an informed investment decision with respect to, the grant of Restricted Stock Units; and

(c)	The Restricted Stock Units, and any underlying Stock, are being acquired in good faith for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

11.    Nontransferability. Until the Restricted Stock Units become earned and vested based on achievement or satisfaction of the performance-based requirements and the Service-based requirements, the Restricted Stock Units cannot be (a) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, or (b) subject to execution, attachment or similar process. Any attempted or purported transfer of Restricted Stock Units in contravention of this Section or the Plan shall be null and void and of no force or effect whatsoever.

12.    Issuance of Shares. Restricted Stock Units are grants denominated in shares of Stock, but they are not shares of Stock that are actually issued or awarded on the Grant Date. Within a reasonable period of time after the Restricted Stock Units become earned and vested based on the performance-based and Service-based vesting requirements, the Company shall issue to the Participant the number of shares of Stock represented by the Restricted Stock Units that are earned and vested in accordance with this Agreement, less any tax withholding required by this Agreement, provided, however, that in the sole discretion of the Committee, determined at the time of settlement, a Restricted Stock Unit may be settled in cash based on the Fair Market Value of a share of Stock of the Company on the date of vesting. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including the requirements of the Securities Act), and the applicable requirements of any Exchange or similar entity. As a further condition to the issuance of shares of Stock, the Company may require a Participant to make any representation or warranty that the Company deems necessary or advisable under any applicable law or regulation.

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13.    Restrictive Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Participant indicating restrictions on transferability of the Restricted Stock Units or Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Stock is then listed or quoted. In the event the Participant is an “affiliate” of the Company (as defined by Rule 144 promulgated under the Securities Act of 1933, as amended), the Company may require the transfer agent to apply affiliate transfer restrictions to the Stock, and apply the following legend, in substantially the following form, to physical certificates delivered, if any:

“THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS AN “AFFILIATE” OF THE COMPANY (AS DEFINED BY RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND THEREFORE, THE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS.”

14.    Income and Employment Tax Withholding. The Participant shall be solely responsible for paying to the Company all required federal, state, city and local income and employment taxes which arise when the Restricted Stock Units vest. The Committee, in its sole discretion and subject to such rules as it may adopt, shall require the Participant to satisfy any withholding tax obligation by having the Company withhold a number of shares of Stock attributable to the Restricted Stock Units otherwise vesting that would satisfy the tax withholding in an amount up to a Participant’s highest marginal rate, provided such withholding does not trigger liability accounting under FASB ASC Topic 718 or its successor, based on the Fair Market Value of a share of Stock on the vesting date.

15.    Mitigation of Excise Tax. The Participant acknowledges that the Restricted Stock Units issued hereunder are subject to reduction by the Committee for the reasons specified in Section 7.18 of the Plan.

16.    Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreement contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), including the Committee, from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with the Participant’s participation in the Plan.

17.    Financial Information. The Company hereby undertakes to make available to the Participant, so long as the Restricted Stock Units award is in effect and unvested, a balance sheet and income statement of the Company with respect to any fiscal year of the Company ending on or after the date of this Agreement. The Company has made this information available on the Company’s website at www.horizonbank.com under About Us – Investor Relations at “Financial Information” (financial highlights) and at “Documents – SEC Filings” (Form 10-K audited financial statements and Form 10-Q unaudited quarterly financial statements). Upon written request, the Company will provide a paper copy of the balance sheet and income statement.

AWARD AGREEMENT FOR PERFORMANCE UNITS RESTRICTED STOCK UNITS (PERFORMANCE-BASED)	PAGE 4

18.    Changes in Stock. In the event of any change in the Stock, as described in the Plan, the Committee shall make the appropriate adjustment or substitution to or of the Restricted Stock Units, all as provided in the Plan. The Committee’s determination in this respect shall be final and binding upon all parties.

19.    Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision shall be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

20.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to effect a Termination of Service of the Participant at any time, with or without Cause.

21.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

22.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, and administrators.

23.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel this Agreement, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent. In addition, the Committee may amend the Plan or this Agreement to conform to any present or future law (including, but not limited to, Internal Revenue Code Section 409A) or avoid certain adverse accounting effects, as described in the Plan.

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24.    Clawback Policy. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, any Participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement. In addition, Awards granted hereunder are subject to any clawback policy adopted by the Board from time to time.

25.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock Units or disposition of the underlying shares of Stock and that the Participant has been advised to consult a tax advisor prior to such grant, vesting or disposition.

26.    Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

27.    Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

28.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and each of which may be delivered by facsimile, e-mail, electronic signature (including, but not limited to, DocuSign® or Adobe Sign), or other functionally equivalent electronic means of transmission, and these counterparts will together constitute one and the same instrument. The parties agree that these forms of signatures shall be treated the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

[Signature page follows]

AWARD AGREEMENT FOR PERFORMANCE UNITS RESTRICTED STOCK UNITS (PERFORMANCE-BASED)	PAGE 6

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Award Agreement to be executed as of the day and year first above written.

HORIZON BANCORP, INC.	OPTIONEE

By:
Signature	Signature

Printed	Printed

Title:	Job Title

AWARD AGREEMENT FOR PERFORMANCE UNITS RESTRICTED STOCK UNITS (PERFORMANCE-BASED)	PAGE 7

SCHEDULE A

PERFORMANCE GOALS AND EARNINGS LEVELS FOR PERFORMANCE PERIOD

Performance Goal	Weight	Threshold 25%-49% Payout	Target 100%-149% Payout	Maximum 150% Payout
Return on Common Equity : The ROCE of the Company compared with the ROCE of the banks included in the SNL Bank Index.	34%	50th to 74th Percentile	75th to 84th Percentile	Greater than 84th Percentile
Compounded Annual Growth Rate of Total Assets: The CAGR of total assets for the Company compared with the CAGR of total assets for the banks included SNL Bank Index.	33%	50th to 74th Percentile	75th to 84th Percentile	Greater than 84th Percentile
Return on Average Assets: The ROAA for the Company compared with the ROAA for the banks included in the SNL Bank Index.	33%	50th to 74th Percentile	75th to 84th Percentile	Greater than 84th Percentile

AWARD AGREEMENT FOR PERFORMANCE UNITS RESTRICTED STOCK UNITS (PERFORMANCE-BASED)	PAGE 8

SCHEDULE B

LINEAR INTERPOLATION PAYOUT

Linear Interpolation Payouts
Threshold		Target		Maximum
Threshold Percentile	Payout %	Target Percentile	Linear Payout %	Target Percentile	Maximum Payout %
49	49	50	100	85% or higher	150% of Target
48	48	51	101
47	47	52	103
46	46	53	104
45	45	54	106
44	44	55	107
43	43	56	109
42	42	57	110
41	41	58	111
40	40	59	113
39	25	60	114
38	25	61	116
37	25	62	117
36	25	63	119
35	25	64	120
34	25	65	121
33	25	66	123
32	25	67	124
31	25	68	126
30	25	69	127
29	25	70	129
28	25	71	130
27	25	72	131
26	25	73	133
25	25	74	134
		75	136
		76	137
		77	139
		78	140
		79	141
		80	143
		81	144
		82	146
		83	147
		84	149

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